UNITED STATES DEPARTMENT OF COMMERCE
                                    Patent and Trademark Office
                                    ASSISTANT SECRETARY AND COMMISSIONER OF
                                    PATENTS AND TRADEMARKS
                                    Washington, D.C. 20231

ROGER L. FIDLER                                 COPY MAILED
400 GROVE STREET                                      Paper No. 31
                                                AUG. 12, 1997

GLEN ROCK, NJ 07452                             OFFICE OF PETITIONS
                                                A/C PATENTS


In re Patent No. 4,624,264          :
Issue Date: November 25, 1986       :
Application No. 06/330,501          : DECISION GRANTING PETITION
Filed: December 14, 1981            :
Attorney Docket No. JWB785PCIP      :


This is a decision on the petition, filed December 2, 1996 and supplemented on June 13, 1997 and June 19, 1997, to accept the delayed payment of a maintenance fee under 37 CFR 1.378(b) for the above-identified patent.


The petition is granted.


In light of the showing of record, it is concluded that the delay was unavoidable since reasonable care was taken to ensure that the maintenance fee would be timely paid.


Accordingly, the maintenance fee in this case is hereby accepted and the above-identified patent is hereby reinstated as of the mail date of this decision.


This patent file is being returned to the Files Repository.

Telephone inquiries relevant to this decision should be directed to Special Projects Examiner David Redding at (703) 308-6713.

Abraham Hershkovitz
Director, office of Petitions
Office of the Deputy Assistant Commissioner for Patent Policy and Projects